PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                       Dated December 13, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2006

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              $210,000,000

Maturity Date:                 January 11, 2006

Settlement and Original
  Issue Date:                  January 11, 2001

Interest Accrual Date:         January 11, 2001

Issue Price:                   100%

Specified Currency:            U.S. Dollars

Redemption Percentage
  at Maturity:                 100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.35% per annum

Spread Multiplier:             N/A

Index Currency:                U.S. Dollars

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         0%

Initial Interest Rate:         To be determined two London
                               banking days prior to the Original
                               Issue Date

Initial Redemption Date:       N/A

Initial Redemption
  Percentage:                  N/A

Annual Redemption
  Percentage Reduction:        N/A

Optional Repayment
  Date(s):                     N/A

Interest Payment Dates:        Each January 11, April 11, July
                               11 and October 11, commencing
                               April 11, 2001; provided that if
                               any such day (including the
                               maturity date) is not a business
                               day, that interest payment date
                               will be the next succeeding day
                               that is a business day, unless that
                               succeeding business day would fall
                               in the next calendar month, in
                               which case such interest payment
                               date will be the immediately
                               preceding business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Two London banking days before
                               each Interest Payment Date

Interest Reset Periods:        Quarterly

Business Day:                  London, Tokyo and New York

Calculation
  Agent:                       The Chase Manhattan Bank (London
                               Branch)

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 $10,000,000

Common Code:                   012226381

ISIN:                          XS0122263816

Other Provisions:              N/A

     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER